Exhibit 99.1

    Eagle Broadband Announces Executive Management Change; Company Announces
              Departure of Chief Technology Officer H. Dean Cubley

     HOUSTON--(BUSINESS WIRE)--Oct. 4, 2004--Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband and communications technology and services, announced today that Chief Technology Officer H. Dean Cubley has left the company effective Sept. 30, 2004. Cubley will continue to serve as a member of the Board of Directors and as a consultant to the company.
     Dave Weisman, CEO of Eagle Broadband, commented, "As one of the founders of Eagle Broadband, as Chairman and CEO and most recently as Chief Technology Officer, Dean has made significant contributions to the company during his tenure. His vision, technical leadership and dedication helped lay the foundation for Eagle Broadband to become a true market leader. We wish him the very best."
     As a co-founder of Eagle Broadband, Cubley served as the company's Chairman and CEO until October 2003, when he became Chief Technology Officer. He has been a member of the Board of Directors since the company was founded and will remain on the board.

     About Eagle Broadband

     Eagle Broadband is a leading provider of broadband and communications technology and services. The company's product offerings include an exclusive "four-play" suite of Bundled Digital Services (BDS(SM)) with high-speed Internet, cable TV, telephone and security monitoring, and a turnkey suite of financing, network design, operational and support services that enables municipalities, utilities, real estate developers, hotels, multi-tenant owners and service providers to deliver exceptional value, state-of-the-art entertainment and communications choices and single-bill convenience to their residential and business customers. Eagle offers the HDTV-ready, Media Pro IP set-top box product line that enables hotel operators and service providers to maximize revenues by offering state-of-the-art, in-room entertainment and video services. The company also develops and markets the exclusive SatMAX(TM) satellite communications system that allows government, military, homeland security, aviation, maritime and enterprise customers to deliver reliable, non-line-of-sight, voice and data communications services via the Iridium satellite network from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000.
     Forward-looking statements in this release regarding Eagle Broadband, Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

     CONTACT: Eagle Broadband
              Clareen O'Quinn, 800-628-3910 or 281-538-6000
              coquinn@eaglebroadband.com
              or
              Investor Relations:
              The Ruth Group
              David Pasquale or Andrew Rodriguez
              646-536-7006 or 646-536-7032
              dpasquale@theruthgroup.com